                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-135486 of our report dated June 27, 2006 (which report expresses an unqualified opinion on the financial statements of the Wichita Division of the Boeing Commercial Airplane Group of the Boeing Company (the "Division's Financial Statements") and includes an explanatory paragraph referring to the basis of presentation) relating to the financial statements appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/  Deloitte & Touche LLP

Seattle, Washington
October 27, 2006